Exhibit 99.1

News release for immediate release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations and Enterprise Communications
217.788.5144
investorrelations@horacemann.com

Horace Mann Board of Directors authorizes new $50 million share repurchase program
Reiterates commitment to using capital to enhance shareholder returns; declares regular quarterly dividend

SPRINGFIELD, Ill., May 25, 2022 – Horace Mann Educators Corporation (NYSE:HMN) today announced its Board of Directors has authorized a new share repurchase program of up to $50 million. Under programs authorized in 2011 and 2015, through May 24, the company had repurchased a total of $95.5 million since 2011. Repurchase of 226,640 shares between April 1 and May 24 brought 2022 year-to-date repurchases to $10.8 million, nearly completing the prior authorizations. Key transactions in recent years have more than doubled the company’s capital generating capacity.
“Horace Mann remains committed to driving long-term shareholder value creation,” said Horace Mann President and CEO Marita Zuraitis. “Today, whether educators are receiving benefits through work; buying solutions from a trusted, local advisor; or using our convenient direct channels — Horace Mann can help them achieve lifelong financial success. Beginning in 2023, we are targeting 10% average annual EPS growth and sustained double-digit ROEs, driven by our profitable growth.
“As the result, we now expect to generate more than $50 million in excess capital each year. This is in addition to the more than $50 million in cash dividends we already pay annually,” Zuraitis added. “While executing on our strategic growth initiatives remains the top priority of our capital management plan, this sizeable authorization shows our commitment to opportunistically repurchasing shares to create value for shareholders.”
The company also announced that the Board had declared a regular quarterly cash dividend of $0.32 per share, payable on June 30, 2022, to shareholders of record as of June 15, 2022. In March 2022, the Board had increased the quarterly cash dividend rate by 3.2% to an indicated annual dividend of $1.28 per share.
Under the repurchase authorization, the company may repurchase, from time to time, common stock in amounts, at prices and at such times as the company deems appropriate, subject to market conditions and other considerations. Repurchases may be executed using open market purchases, privately negotiated transactions, accelerated repurchase programs or other transactions. The company is not required to purchase any specific number of shares or to make purchases by any certain date under this program. The company may establish trading plans under the Securities and Exchange Commission's rule 10b5-1 that will provide additional flexibility as it buys back its stock.
About Horace Mann
Horace Mann Educators Corporation is the largest financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educator community. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

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